Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

4Q2010 AND FY2010 RESULTS

45% Increase in Year-over-Year Product Revenue

112% Increase in Year-over-Year XIFAXAN® Revenue

XIFAXAN® 550 mg for Overt Hepatic Encephalopathy

Approved and Launched

XIFAXAN® 550 mg Phase 3 Results Published in The New England Journal of

Medicine for Overt Hepatic Encephalopathy

March 25, 2010

XIFAXAN® 550 mg Phase 3 Results Published in The New England Journal of

Medicine for Irritable Bowel Syndrome without Constipation

January 6, 2011

Crofelemer ADVENT Trial Demonstrated Highly Statistically Significant Results in

Treatment of HIV-Associated Diarrhea

Lumacan™ Rights Acquired

RELISTOR® Rights Licensed

RALEIGH, NC, February 28, 2011 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the fourth quarter and full year ended December 31, 2010.

Total product revenue was $118.5 million for the fourth quarter of 2010, a 69 percent increase compared to $70.2 million for the fourth quarter of 2009. Total product revenue for the full year 2010 was $337.0 million compared to $232.9 million for the full year 2009, a year-over-year increase of 45 percent. XIFAXAN® revenue for the fourth quarter of 2010 was $83.0 million compared to $24.9 million for the fourth quarter of 2009. XIFAXAN revenue increased 112 percent year-over-year, with full year 2010 revenue of $250.5 million compared to full year 2009 revenue of $117.9 million. APRISO™ revenue for the fourth quarter of 2010 was $14.8 million compared to $7.6 million for the fourth quarter of 2009. APRISO revenue increased 140 percent year-over-year, with full year 2010 revenue of $32.2 million compared to full year 2009 revenue of $13.4 million. Our key bowel cleansing products MOVIPREP® and OSMOPREP® generated combined revenue of $20.3 million for the fourth quarter of 2010, compared to $30.4 million for the fourth quarter of 2009. Total combined product revenue for these two products was $54.2 million for the full year 2010 compared to $78.1 million for the full year 2009.

Total cost of products sold was $27.2 million for the fourth quarter and $68.7 million for the full year 2010. Total cost of products sold, on a non-GAAP basis, excluding the cost of products sold portion of the one-time METOZOLV® ODT non-cash impairment charge, was $21.0 million for the fourth quarter and $62.5 million for the full year 2010. An explanation of the non-GAAP information in this release, as well as a reconciliation of that information to the relevant GAAP information, is included in the financial tables attached. Gross margin on total product revenue was 77.0% for the fourth quarter of 2010 compared to 75.1% for the fourth quarter of 2009; and 79.6% for the full year 2010, compared to 77.7% for the full year 2009. Gross margin on total product revenue, on a non-GAAP basis, was 82.3% for the fourth quarter and 81.5% for the full year 2010. The Company expects gross margin on total product revenue for 2011 to exceed 81%. Research and development expenses were $11.8 million for the fourth quarter of 2010 and $73.3 million for the full year 2010, compared to $19.9 million and $89.5 million, respectively, for the prior year periods. Selling, general and administrative expenses were $39.4 million for the fourth quarter of 2010 and $156.1 million for the full year 2010, compared to $36.4 million for the fourth quarter of 2009 and $120.0 million for the full year 2009.

The Company reported net income of $24.5 million, or $0.40 per share, fully diluted, for the fourth quarter of 2010. The net loss for the full year was $27.1 million, or $0.47 per share, fully diluted. Net income, on a non-GAAP basis, excluding total impairment charges for METOZOLV ODT and PEPCID® OS and expense for the June 2010 convertible debt offering, which were not included in the Company’s 2010 guidance, was $41.9 million, or $0.66 per share, fully diluted, for the fourth quarter of 2010 and $28.4 million, or $0.54 per share, fully diluted, for the full year 2010.

Cash and cash equivalents were $518.0 million on December 31, 2010.

Commenting on the performance of the Company, Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We continue to be pleased with the Company’s ongoing product revenue growth. Significant increases in revenue during 2010 for both XIFAXAN and APRISO resulted in a 45 percent year-over-year increase in total product revenue compared to 2009. During the fourth quarter of 2010 our XIFAXAN business, comprised of XIFAXAN 550 mg tablets and XIFAXAN 200 mg tablets combined, demonstrated impressive growth, on a milligrams-prescribed basis, of 81 percent compared to the fourth quarter of 2009. Also during the fourth quarter both MOVIPREP and APRISO demonstrated strong prescription growth.

TOTAL PRESCRIPTION GROWTH

	2010	4Q10	4Q10
	vs	vs	vs
	2009	4Q09	3Q10
XIFAXAN*	49%	81%	12%
MOVIPREP	23%	42%	17%
APRISO	308%	171%	16%

*Total Milligram Growth

“We believe 2011 total Company product revenue will be approximately $520 million. This 2011 revenue guidance represents 54% growth over 2010 revenue. We also believe we will be able to generate approximately $110 million in income before taxes for the full year ending December 31, 2011. The Company does not expect to pay significant cash taxes in 2011. Since the Company expects to be transitioning into sustainable profitability, we are having discussions with our tax advisors regarding our expected 2011 effective tax rate. Expense assumptions for 2011 include research and development expenditures of approximately $98 million, including the costs associated with RELISTOR® subcutaneous injection (sNDA filing) and RELISTOR oral (Phase 3 trial). The Company acquired RELISTOR in February 2011 and currently is in the process of finalizing development plans and activities and their associated R&D expenditures. Selling, general and administrative expenditures are estimated to be approximately $178 million. In addition to the research and development and selling, general and administrative expenses outlined above, the Company expects total net interest expense of approximately $28 million for 2011. This expense incorporates the cash and non-cash charges related to the Company’s convertible debt offerings of August 2008 and June 2010. The current annualized run rates, based on dollarizing January prescription data for XIFAXAN, our bowel cleansing product line, APRISO and our “other products” are approximately $312 million, $101 million, $50 million and $13 million, respectively.

“Based on the full year 2011 guidance provided above, for the first quarter of 2011 we anticipate total Company product revenue of approximately $100 million and break-even earnings on a GAAP basis for the quarter.”

Carolyn Logan, President and Chief Executive Officer, stated, “The March 23 approval and May 24 launch of XIFAXAN 550 mg for the treatment of overt hepatic encephalopathy are the two dates which highlight the many accomplishments enjoyed by Salix during 2010. We are pleased with the impact this treatment advance has provided for patients to date, and we look forward with great anticipation to the ongoing impact this innovative therapy should provide for patients as well as the significant commercial opportunity XIFAXAN 550 mg should create for Salix going forward.

“In conjunction with the approval and launch of XIFAXAN 550 mg, we were very pleased to have the results of our pivotal Phase 3 study of XIFAXAN 550 mg in overt hepatic encephalopathy published in the March 25, 2010 edition of The New England Journal of Medicine. The publication of the results in this highly-respected and widely-disseminated medical journal serves a strategic role in educating health care providers on the utility of the first clinical treatment option for overt HE patients approved in the United States in more than 30 years.

“On June 7, 2010 we submitted a sNDA for XIFAXAN 550 mg for the proposed indication of treatment of non-constipation irritable bowel syndrome and IBS-related bloating. Data from the Company’s Phase 3 pivotal trials demonstrated that a 14–day course of XIFAXAN 550 mg, taken three times daily, achieved adequate relief of IBS symptoms in a significantly greater proportion of patients during the first four weeks following two weeks of treatment, as well as over three months (2–week treatment plus 10–week follow–up), compared with placebo. Market research indicates healthcare providers and patients are not satisfied with current treatment options for IBS. We believe XIFAXAN 550 mg has the potential to provide a solution for this widespread condition by means of its utility to treat the underlying cause of IBS. We were pleased to have the results of our pivotal Phase 3 studies of XIFAXAN 550 mg in non-constipation irritable bowel syndrome and IBS-related bloating published in the January 6, 2011 edition of The New England Journal of Medicine. The findings reported show the potential of rifaximin to treat multiple symptoms of IBS and to provide long-lasting results.

“On February 23, 2011 Salix announced that the U.S. Food and Drug Administration, or FDA, informed the Company that it intends to issue a Complete Response Letter (CRL) on or before the March 7, 2011 PDUFA goal date regarding the supplemental New Drug Application (sNDA) for XIFAXAN® (rifaximin) 550 mg tablets for the proposed indication of treatment of non-constipation irritable bowel syndrome (Non-C IBS) and IBS-related bloating. Until we receive the CRL, we have limited information as to its complete content. The FDA issues a Complete Response Letter to indicate that the review cycle for an application is complete and that the application is not ready for approval. The Company is of the understanding that the FDA deems the XIFAXAN 550 mg sNDA is not ready for approval primarily due to a newly expressed need for retreatment information. We will consider next steps with respect to the XIFAXAN 550 mg sNDA for non-C-IBS following receipt of a Complete Response Letter.

“Salix is in the fortunate position of having built a strong and diversified base of business by means of our very active, and very successful, gastroenterology-focused business development and product development activities over the past eleven years. Since the Company’s inception we have acquired 16 late-stage development projects or marketed products, secured 7 New Drug Application approvals and launched 7 products. We successfully continued to build our business during 2010 and early 2011 as we progressed the development of crofelemer and budesonide foam and in-licensed Lumacan and RELISTOR.

“In November 2010 we announced the top-line results of our 374-patient ADVENT trial of crofelemer in the treatment of chronic diarrhea in people living with HIV, or HIV-associated diarrhea. In this trial, 125 mg of crofelemer, dosed twice daily, for 28 days resulted in relief of diarrhea in a highly statistically significant proportion of patients compared with placebo (p-value = 0.0096.) In this trial, the overall safety profile of crofelemer was balanced across all groups, including treatment and placebo. In January 2011 we held a pre-NDA meeting with the FDA. Currently, efforts are underway to submit a New Drug Application for crofelemer by the middle of 2011.

“The development of budesonide foam also progressed during 2010. Patient enrollment continues in our two identically designed Phase 3, multi-center, double-blind, randomized, placebo-controlled studies evaluating the effectiveness and safety of budesonide rectal foam for the treatment of mild to moderate ulcerative proctitis or proctosigmoiditis.

“In October the Company acquired rights to Lumacan™, a novel, fluorescing prescription agent designed to improve the detection of precancerous and cancerous lesions in the colon. Fluorescence, or “blue-light”, colonoscopy has been shown to identify approximately 65% more lesions compared to standard, or “white-light”, colonoscopy. We believe Lumacan holds the potential to save lives through improved detection. We have built a successful franchise in the bowel cleansing market with MOVIPREP and OSMOPREP, and we believe Lumacan should extend Salix’s presence in the gastroenterologist’s office and serve as a strategic extension of our gastroenterology-focused business.

“In February 2011 we added RELISTOR Subcutaneous Injection, a first-in-class treatment for opioid-induced constipation, or OIC, in patients with advanced illness, to our product portfolio. We believe RELISTOR represents a valuable asset that merits additional development and targeted commercialization. Work is underway to expand the use of RELISTOR from its current treatment for patients with advanced illness to potentially include treatment for the larger market of patients with chronic, non-malignant pain. During 2011 we intend to submit a supplemental New Drug Application for RELISTOR subcutaneous injection for OIC in chronic, non-malignant pain. Additionally, an oral formulation of RELISTOR for OIC in chronic, non-malignant pain is in Phase 3 development. We anticipate patient enrollment in this trial should be completed by the end of 2011. We look forward to utilizing our specialty sales force in the United States and to identifying appropriate partners worldwide to provide physicians with a solution to address the opioid-induced constipation experienced by their patients.

“We remain committed to our mission of being the leading U.S. specialty pharmaceutical company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders. We are focused and engaged in efforts to continue to build on our success. Our primary marketed products – XIFAXAN 550 mg for overt hepatic encephalopathy, our bowel cleansing products consisting of MOVIPREP and OSMOPREP, and APRISO, our once-a-day mesalamine, delayed and extended release product for the maintenance of remission of ulcerative colitis – comprise a strong base business that is generating growing revenue. We believe combined peak year sales of these currently marketed products could exceed $1.2 billion. Our portfolio of marketed products is complimented by our impressive pipeline of product candidates that should drive additional revenue growth as they are commercialized. We believe combined peak year sales of our new product candidates currently in development – RELISTOR, crofelemer, budesonide foam and Lumacan –

could exceed $1.8 billion. We look forward to initiating the commercial contribution of these products next month with the launch of the newly-approved pre-filled syringe formulation of RELISTOR.”

The Company will host a conference call at 5:00 p.m. ET, on Monday, February 28, 2011. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (877) 780-3381 (U.S. and Canada) or (719) 457-2642 (international.) The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 3318982.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) SI, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam, RELISTOR®, Lumacan™ and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our web site is not incorporated in our SEC filings.

Table follows

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Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenues:	(unaudited)	(unaudited)
Net product revenues	118,498	70,224	336,973	232,890

Costs and Expenses:
Cost of products sold	27,221	17,502	68,677	52,025
Amortization of product rights and intangible assets	2,274	3,920	10,370	11,485
Intangible impairment charges	4,621	—	34,656	—
Research and development	11,836	19,912	73,346	89,466
Selling, general and administrative	39,375	36,388	156,101	120,020

Total costs and expenses	85,327	77,722	343,150	272,996

Income (loss) from operations	33,171	(7,498)	(6,177)	(40,106)
Interest expense	(7,427)	(1,721)	(20,652)	(6,746)
Interest and other income	843	258	2,626	1,221

Income (loss) before income tax	26,587	(8,961)	(24,203)	(45,631)
Income tax (expense) benefit	(2,116)	1,940	(2,858)	2,012

Net income (loss)	$24,471	$(7,021)	$(27,061)	$(43,619)

Net income (loss) per share, basic	$0.42	$(0.13)	$(0.47)	$(0.88)

Net income (loss) per share, diluted	$0.40	$(0.13)	$(0.47)	$(0.88)

Shares used in computing net income (loss) per share, basic	58,023	52,170	57,300	49,350

Shares used in computing net income (loss) per share, diluted	65,554	52,170	57,300	49,350

Reconciliation of GAAP Amounts to Non-GAAP Amounts:

(In thousands, except per share data)

We are disclosing our non-GAAP Condensed Consolidated Statements of Operations, as adjusted, to eliminate the impact of the intangible impairment charges related to Pepcid OS and Metozolv OTD that occurred in June 2010 and December 2010, respectively, and the effect of the convertible debt offering closed in June 2010. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability since there were not comparable events in 2009; however, you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures follows.

	Three Months Ended			Twelve Months Ended
	December 31, 2010	Non-GAAP Adjustments	December 31, 2010 - Non-GAAP as adjusted	December 31, 2010	Non-GAAP Adjustments	December 31, 2010 - Non-GAAP as adjusted
Revenues:	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net product revenues	118,498		118,498	336,973	—	336,973

Costs and Expenses:
Cost of products sold	27,221	(6,203)	21,018	68,677	(6,203)	62,474
Amortization of product rights and intangible assets	2,274	—	2,274	10,370	—	10,370
Intangible impairment charge	4,621	(4,621)	—	34,656	(34,656)	—
Research and development	11,836	—	11,836	73,346	—	73,346
Selling, general and administrative	39,375	(868)	38,507	156,101	(868)	155,233

Total costs and expenses	85,327	(11,692)	73,635	343,150	(41,727)	301,423

Income (loss) from operations	33,171	11,692	44,863	(6,177)	41,727	35,550
Interest expense	(7,427)	5,730	(1,697)	(20,652)	13,757	(6,895)
Interest and other income	843		843	2,626		2,626

Income (loss) before income tax	26,587	17,422	44,009	(24,203)	55,484	31,281
Income tax (expense) benefit	(2,116)	—	(2,116)	(2,858)	—	(2,858)

Non-GAAP Net income (loss), as adjusted	$24,471	$17,422	$41,893	$(27,061)	$55,484	$28,423

Non-GAAP Net income (loss) per share, basic	$0.42	$0.30	$0.72	$(0.47)	$0.97	$0.50

Non-GAAP Net income (loss) per share, diluted	$0.40	$0.27	$0.66	$(0.42)	$0.85	$0.54

Shares used in computing net income (loss) per share, basic	58,023	58,023	58,023	57,300	57,300	57,300

Shares used in computing net income (loss) per share, diluted	65,554	65,554	65,554	65,156	65,156	65,156

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$518,030	$192,512
Accounts receivable, net	140,177	98,248
Inventory, net	16,021	24,341
Other assets	177,315	227,939

Total Assets	$851,543	$543,040

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$449,624	$173,016

Total liabilities	449,624	173,016
Common stock	58	56
Additional paid-in-capital	624,886	565,932
Accumulated deficit	(223,025)	(195,964)

Total stockholders’ equity	401,919	370,024

Total Liabilities and Stockholders’ Equity	$851,543	$543,040

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